EXHIBIT 21.1


                LIST OF SUBSIDIARIES OF VALENCE TECHNOLOGY, INC.


VALENCE TECHNOLOGY (NEVADA), INC.
Nevada corporation wholly owned by Valence Technology, Inc.

VALENCE TECHNOLOGY CAYMAN ISLANDS INC.
Cayman Islands corporation wholly owned by Valence Technology, Inc.

VALENCE TECHNOLOGY N.V.
Dutch Antilles corporation wholly owned by Valence Technology Cayman Islands
Inc.

VALENCE TECHNOLOGY INTERNATIONAL, INC.
Caymen Islands corporation wholly owned by Valence Technology Cayman Islands
Inc.

VALENCE TECHNOLOGY B.V.
Dutch corporation wholly owned by Valence Technology N.V.

ALLIANT / VALENCE, L.L.P.
Delaware limited liability partnership 50% owned by Valence Technology, Inc. and 50% owned by Alliant Techsystems Inc.